Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Reports First Quarter Financial Results and Announces Strong Liquidity Position as a Result of Completing Cost Savings and Cash Conservation Measures

Liquidity and Business Update:

•	RadNet has completed extensive cost savings and cash conservation measures, which resulted in, as of April 30, a cash balance of approximately $50 million and being undrawn on its $137.5 million revolver
•	RadNet believes it will have little to no cash burn through the end of the second quarter and could remain undrawn on its revolving credit facility at year end 2020
•	RadNet announces it received almost $15 million in April from the first round of stimulus payments under the CARES Act and may be eligible for further payments and/or loans available to healthcare providers in the future
•	RadNet announces it received almost $40 million in accelerated Medicare advance payments in April from CMS
•	RadNet has experienced increased procedural volumes in recent weeks as certain cities and counties began lifting stay-at-home restrictions

1st Quarter 2020 Results:

•	In the first quarter 2020, Covid-19 negatively impacted Revenue by an estimated $25 million and Adjusted EBITDA(1) by approximately $14 million relative to the Company’s original operating budget
•	Despite Covid-19’s impact, Revenue increased 3.7% to $281.6 million in the first quarter of 2020 from $271.5 million in the first quarter of 2019; This was primarily the result of the contributions of the Kern Radiology and Zilkha Radiology acquisitions completed subsequent to last year’s first quarter and price increases from capitated and fee-for-service payors
•	Adjusted EBITDA(1) decreased 38.5% to $20.4 million in the first quarter of 2020 from $33.1 million in the first quarter of 2019, primarily related to aggregate and same center declines due to Covid-19
•	Diluted loss per share was $(0.33) per share in the first quarter of 2020 as compared with diluted loss per share of $(0.08) from the prior year’s first quarter
•	Aggregate procedural volumes decreased 0.6%; Same-center procedural volumes decreased 3.3% from the first quarter of 2019

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LOS ANGELES, California, May 11, 2020 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 335 owned and/or operated outpatient imaging centers, today reported financial results for its first quarter of 2020.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, commented, “I’m extremely proud and appreciative of the response of our employees, venders, operating partners and landlords who have enabled us to continue to provide essential imaging services to the communities we serve during this unprecedented worldwide crisis. Virtually all of our stakeholders have contributed to reducing our costs and conserving our cash resources. In many cases, these contributions required great personal sacrifices associated with deferring or reducing payments or current compensation. But, because we took aggressive and swift actions, RadNet is on solid financial footing. As of April 30th, we had a cash balance of approximately $50 million and we were undrawn on our revolving credit facility.”

Dr. Berger continued, “Specifically, we collaborated with landlords to restructure facility rental payments. We consolidated the patient volume of 97 of our locations, which we temporarily closed, into nearby facilities that remained open. We fully or partially furloughed over 3,900 of our approximately 8,600 employees, while many of the remaining employees agreed to substantial salary cuts (including our executive management team and salaried physicians who are taking 50% salary cuts). We restructured payment schedules with vendors that provide RadNet medical supplies and rent us equipment. We suspended all new capital projects. These measures, among others, support our belief that we will experience little to no cash burn through the end of the second quarter. Furthermore, based upon our current volumes and our projections for a recovery towards the end of 2020, we believe it is likely we will be undrawn on our revolving credit facility and have a strong cash balance at year end.”

“Also assisting our liquidity position was our receipt of almost $15 million under the first $30 billion appropriation of the Coronavirus Aid, Relief, and Economic Security Act (or CARES Act). Subject to our compliance with future reporting requirements, we do not anticipate being required to repay this money. A second $20 billion appropriate was announced two weeks ago, and we may be eligible for further payments. In addition to funds we received under the CARES Act, we received almost $40 million of accelerated Medicare advance payments from the Centers for Medicare & Medicated Services (CMS). These payments received in April are required to be repaid to CMS beginning 120 days after their receipt through the adjudication of Medicare claims for future services over a three month period. We will continue to avail ourselves of other grants or advances by government organizations or private payors that could further strengthen our balance sheet and enhance our cash position,” noted Dr. Berger.

Dr. Berger added, “We are beginning to see some signs of recovery. Our business experienced its low point in mid-April, where, on a blended basis, our procedural volumes were down over 75% from our original 2020 operating budget. As some states and local municipalities have begun to permit non-emergent healthcare procedures, our volumes have begun to increase. For the month of April and the first part of May, we are ahead of our post-Covid-19 operating and cash flow projections.”

“Based upon the recent improvement in volumes and my growing confidence with our expense and cash conservation initiatives, I believe RadNet will emerge in the post-Covid-19 environment as a stronger and more visible leader in our industry. Our scale, management depth and financial and operating resources separate us from virtually all of our competitors. We are already seeing potential M&A and other expansion opportunities that would have otherwise been unlikely, but for the pressures imposed by Covid-19,” added Dr. Berger.

“I finally want to recognize the courage and dedication of our front-line center-level staff who continue to work each day despite the risks associated with treating a wide spectrum of patients. To keep our patients and employees safe, we instituted new operating protocols, added virtual waiting room capabilities, provided personal protective equipment for all employees and patients and have created as sterile environment as possible. Despite all this, we recognize that our employees operating in this environment are truly heroes. I am sincerely grateful that these employees, and RadNet as a Company, can play an important role in an unprecedented time. I look forward to bringing back our furloughed work force and reopening our closed facilities as increasing patient volume dictates,” concluded Dr. Berger.

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Financial Results

For the first quarter of 2020, RadNet reported Revenue of $281.6 million, Adjusted EBITDA(1) of $20.4 million and Net Loss of $16.4 million. Revenue increased $10.0 million (or 3.7%), as the result of contribution from Kern Radiology and Zilkha Radiology, a slight business shift in favor of advanced modalities and increases in reimbursement from capitated and fee-for-service payors, balanced by a decline in same center and aggregate volumes. Adjusted EBITDA(1) decreased $12.7 million (or 38.5%) and Net Loss increased $12.6 million, over the first quarter of 2019. Per share Net Loss for the first quarter was $(0.33), compared to $(0.08) in the first quarter of 2019, based upon a weighted average number of basic and diluted shares outstanding of 50.3 million shares in 2020 and 49.6 million shares in 2019.

Affecting Net Loss in the first quarter of 2020 were certain non-cash expenses and non-recurring items including: $6.6 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $218,000 of severance paid in connection with headcount reductions related to cost savings initiatives; and $1.1 million of non-cash amortization of deferred financing costs and loan discounts related to financing fees paid as part of our existing credit facilities.

For the first quarter of 2020, as compared to the prior year’s first quarter, MRI volume increased 1.2%, CT volume increased 3.4% and PET/CT volume increased 4.0%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, decreased 0.6% over the prior year’s first quarter. On a same-center basis, including only those centers which were part of RadNet for both the first quarters of 2020 and 2019, MRI volume decreased 1.4%, CT volume decreased 0.1% and PET/CT volume decreased 0.4%. Overall same-center volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, decreased 3.3% over the prior year’s same quarter.

Conference Call for Today

Dr. Howard Berger, President and Chief Executive Officer, and Mark Stolper, Executive Vice President and Chief Financial Officer, will host a conference call to discuss its first quarter 2020 results on Monday, May 11th, 2020 at 7:30 a.m. Pacific Time (10:30 a.m. Eastern Time).

Conference Call Details:

Date: Monday, May 11, 2020

Time: 10:30 a.m. Eastern Time

Dial In-Number: 888-204-4368

International Dial-In Number: 786-789-4797

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 10:30 a.m. call. There will also be simultaneous and archived webcasts available at http://public.viavid.com/index.php?id=139286 or http://www.radnet.com under the “Investors” menu section and “News Releases” sub-menu of the website. An archived replay of the call will also be available and can be accessed by dialing 844-512-2921 from the U.S., or 412-317-6671 for international callers, and using the passcode 2576527.

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results. The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance. The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters. Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables which follow.

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About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 335 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey and New York. In addition, RadNet provides radiology information technology solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 8,600 employees. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, and anticipated future conditions, events and trends. Forward-looking statements can generally be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements in this press release include, among others, statements we make regarding response to and the expected future impacts of COVID-19, including statements about our anticipated business results, balance sheet and liquidity and our future liquidity, burn rate and our continuing ability to service or refinance our current indebtedness.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the ongoing impact of the COVID-19 pandemic on our business, suppliers, payors, customers, referral sources, partners, patients and employees, including (i) government’s unprecedented action regarding existing and potential restrictions and/or obligations related to citizen and business activity to contain the virus; (ii) the consequences of an economic downturn resulting from the impacts of COVID-19 and the possibility of a global economic recession; (iii) the impact of the volume of canceled or rescheduled procedures, whether as a result of government action or patient choice; (iv) measures we are taking to respond to the COVID-19 pandemic, including changes to business practices; (v) the impact of government and administrative regulation, guidance and appropriations; (vi) changes in our revenues due to declining patient procedure volumes, changes in payor mix; (vii) potential increased expenses or workforce disruptions related to our employees that could lead to unavailability of key personnel; (viii) workforce disruptions related to our key partners, suppliers, vendors and others we do business with; (ix) the impact of return to work orders in certain states in which we operate; and (x) increased credit and collectability risks;

•	the availability and terms of capital to fund our business;

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•	our ability to service our indebtedness, make principal and interest payments as those payments become due and remain in compliance with applicable debt covenants, in addition to our ability to refinance such indebtedness on acceptable terms;

•	changes in general economic conditions nationally and regionally in the markets in which we operate;

•	the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities;

•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;

•	volatility in interest and exchange rates, or credit markets;

•	the adequacy of our cash flow and earnings to fund our current and future operations;

•	changes in service mix, revenue mix and procedure volumes;

•	delays in receiving payments for services provided;

•	increased bankruptcies among our partner physicians or joint venture partners;

•	the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the future of the Affordable Care Act;

•	the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof by federal and state regulators or related litigation result in a reduction in coverage or reimbursement rates for our services, or other material impacts to our business;

•	closures or slowdowns and changes in labor costs and labor difficulties, including stoppages affecting either our operations or our suppliers' abilities to deliver supplies needed in our facilities;

•	the occurrence of hostilities, political instability or catastrophic events;

•	the emergence or reemergence of and effects related to future pandemics, epidemics and infectious diseases; and

•	noncompliance by us with any privacy or security laws or any cybersecurity incident or other security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information.

Any forward-looking statement contained in this current report is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of changed circumstances, new information, future developments or otherwise, except as required by applicable law.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$94,282	$40,165
Accounts receivable, net	144,259	154,763
Due from affiliates	1,218	1,242
Prepaid expenses and other current assets	40,440	45,004
Total current assets	280,199	241,174
PROPERTY, EQUIPMENT AND RIGHT-OF-USE ASSETS
Property and equipment, net	376,431	367,795
Operating lease right-of-use assets	435,382	445,477
Total property, equipment and right-of-use assets	811,813	813,272
OTHER ASSETS
Goodwill	444,407	441973
Other intangible assets	43,286	42,994
Deferred financing costs	1,448	1,559
Investment in joint ventures	36,425	34,470
Deferred tax assets, net of current portion	45,961	34,548
Deposits and other	35,853	36,996
Total assets	$1,699,392	$1,646,986
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable, accrued expenses and other	$199,178	$207,585
Due to affiliates	16,508	14,347
Deferred revenue	1,344	1,316
Current portion of finance lease	3,292	3,283
Current portion of operating lease	68,054	61,206
Current portion of notes payable and long term debt	39,615	39,691
Total current liabilities	327,991	327,428
LONG-TERM LIABILITIES
Finance lease, net of current portion	2,475	3,264
Operating lease, net of current portion	403,893	420,922
Notes payable, net of current portion	722,850	652,704
Other non-current liabilities	34,994	9,529
Total liabilities	1,492,203	1,413,847
EQUITY
RadNet, Inc. stockholders' equity:
Common stock - $.0001 par value, 200,000,000 shares authorized; 50,694,375 and 50,314,328 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	5	5
Additional paid-in-capital	269,461	262,865
Accumulated other comprehensive (loss) income	(26,574)	(8,026)
Accumulated deficit	(119,517)	(103,159)
Total RadNet, Inc.'s stockholders' equity	123,375	151,685
Noncontrolling interests	83,814	81,454
Total equity	207,189	233,139
Total liabilities and equity	$1,699,392	$1,646,986

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

(unaudited)

	Three Months Ended March 31,
	2020	2019
REVENUE
Service fee revenue	$248,333	$242,672
Revenue under capitation arrangements	33,231	28,877
Total revenue	281,564	271,549
OPERATING EXPENSES
Cost of operations, excluding depreciation and amortization	267,417	243,057
Depreciation and amortization	21,934	19,620
Loss on sale and disposal of equipment and other	771	971
Severance costs	218	631
Total operating expenses	290,340	264,279
(LOSS) INCOME FROM OPERATIONS	(8,776)	7,270

OTHER INCOME AND EXPENSES
Interest expense	11,552	12,295
Equity in earnings of joint ventures	(1,955)	(1,873)
Other expenses	6	—
Total other expenses	9,603	10,422
LOSS BEFORE INCOME TAXES	(18,379)	(3,152)
Benefit from income taxes	4,381	1,230
NET LOSS	(13,998)	(1,922)
Net income attributable to noncontrolling interests	2,360	1,811

NET LOSS ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$(16,358)	$(3,733)

BASIC NET LOSS PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$(0.33)	$(0.08)

DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$(0.33)	$(0.08)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and Diluted	50,294,329	49,553,694

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

(IN THOUSANDS)

(unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,998)	$(1,922)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,934	19,620
Amortization of operating lease assets	17,259	16,000
Equity in earnings of joint ventures	(1,955)	(1,873)
Amortization deferred financing costs and loan discount	1,081	975
Loss on sale and disposal of equipment	771	971
Stock-based compensation	6,622	4,538
Noncash item in other expenses	–	(559)
Change in fair value of contingent consideration	–	(639)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Accounts receivable	10,504	(9,486)
Other current assets	5,164	(1,184)
Other assets	677	1,254
Deferred taxes	(11,413)	(1,481)
Operating leases	(17,345)	(15,863)
Deferred revenue	28	(440)
Accounts payable, accrued expenses and other	21,584	16,989
Net cash provided by operating activities	40,913	26,900
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of imaging facilities	(4,300)	(3,000)
Equity investments at fair value	–	(143)
Purchase of property and equipment	(51,538)	(32,940)
Proceeds from sale of equipment	779	756
Proceeds from sale of equity interests in a joint venture	–	132
Net cash used in investing activities	(55,059)	(35,195)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	(914)	(1,713)
Payments on Term Loan Debt	(10,824)	(9,020)
Proceeds from sale of noncontrolling interest	–	5,275
Contribution from a noncontrolling partners	–	750
Proceeds from revolving credit facility	215,900	144,900
Payments on revolving credit facility	(135,900)	(131,900)
Proceeds from issuance of common stock upon exercise of options	–	50
Net cash provided by financing activities	68,262	8,342
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1	(8)
NET INCREASE IN CASH AND CASH EQUIVALENTS	54,117	39
CASH AND CASH EQUIVALENTS, beginning of period	40,165	10,389
CASH AND CASH EQUIVALENTS, end of period	$94,282	$10,428

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$9,934	$10,296

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RADNET, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC.

COMMON SHAREHOLDERS TO ADJUSTED EBITDA(1)

(IN THOUSANDS)

	Three Months Ended
	March 31,
	2020	2019

Net Loss Attributable to RadNet, Inc. Common Shareholders	$(16,358)	$(3,733)
Benefit From Income Taxes	(4,381)	(1,230)
Plus Interest Expense	11,552	12,295
Plus Severance Costs	218	631
Plus Depreciation and Amortization	21,934	19,620
Plus Non Cash Employee Stock Compensation	6,622	4,538
Plus Loss on Sale of Equipment	771	971
Plus Other Expenses	6	–
Adjusted EBITDA(1)	$20,364	$33,092

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PAYOR CLASS BREAKDOWN**

First Quarter
2020

Commercial Insurance	57.2%
Medicare	20.5%
Capitation	11.8%
Workers Compensation/Personal Injury	3.6%
Medicaid	2.4%
Other	4.5%
Total	100.0%

**Calculated as percentages of global payments received from that period's dates of services.

RADNET PAYMENTS BY MODALITY *

	First Quarter	Full Year	Full Year	Full Year
	2020	2019	2018	2017

MRI	35.8%	35.8%	35.2%	34.9%
CT	17.4%	16.9%	16.5%	16.2%
PET/CT	5.8%	5.6%	5.7%	5.2%
X-ray	8.0%	8.1%	8.4%	8.9%
Ultrasound	12.1%	12.4%	12.2%	12.1%
Mammography	15.1%	15.2%	15.8%	16.3%
Nuclear Medicine	1.1%	1.0%	1.1%	1.1%
Other	4.8%	4.9%	5.1%	5.2%
	100.0%	100.0%	100.0%	100.0%

Note

* Based upon global payments received from that period's dates of service.

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Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the sale of equipment, other income or loss, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure used as analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt. Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) As noted above, the Company defines Free Cash Flow as Adjusted EBITDA less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid. Free Cash Flow is a non-GAAP financial measure. The Company uses Free Cash Flow because the Company believes it provides useful information for investors and management because it measures our capacity to generate cash from our operating activities. Free Cash Flow does not represent total cash flow since it does not include the cash flows generated by or used in financing activities. In addition, our definition of Free Cash Flow may differ from definitions used by other companies.

Free Cash Flow should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

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